Exhibit 99.2

The RealReal Q1 2021 Stockholder Letter

May 10, 2021

Dear Stockholders,

After more than a year of navigating the tough challenges created by COVID, we are incredibly pleased to report that we not only returned to growth in Q1 but also achieved our highest quarterly gross merchandise volume (GMV) to date. Building on December’s 6% Y/Y GMV growth, Q1 GMV increased 27% Y/Y, a significant improvement from the 1% Y/Y decline in Q4.

We brought another 1.5 million members into our community in Q1, educating them about the lasting value of luxury goods and driving a shift toward more conscious consumption. We also added the greatest quarterly number of new consignors to date to our marketplace in Q1, and, as of April, surpassed $2 billion in cumulative consignor commission payouts. We accelerated from paying out $1 billion in commission over our first eight years to paying out the next $1 billion in just the past two years, helping our community monetize pieces they are no longer wearing or using and contributing to a more sustainable future.

Tackling the challenges of the past year led to numerous innovations and strategic initiatives that, combined, have us better positioned than ever to both build on our momentum and support long-term growth. We have significantly diversified our supply acquisition, expanded our retail footprint and brought millions of new members into the circular economy. We thank our entire The RealReal team for their unwavering dedication to delivering a superior resale experience to our community throughout these unprecedented times.

As we build on our recent momentum and march toward profitability, we remain focused on driving scale and operating efficiency gains. While the pandemic limits our visibility, with our return to growth and widespread vaccine distribution, we are optimistic our performance will improve significantly throughout 2021.

Continuing Recovery: Highest Quarterly GMV and Improving Growth

Our continued recovery was fueled by overall supply momentum, 34% Y/Y new buyer growth and the strength of our retail and vendor channels. When we provided our last update in late February, QTD GMV growth through Feb. 19 was 14% Y/Y. Our recovery continued for the balance of Q1 with growth accelerating in early March and accelerating even further as we lapped the onset of COVID in mid-March. In Q1, we saw all major categories exhibit growth for the first time since Q4 2019. Handbags, men’s and fine jewelry generated the fastest growth, followed by growth approaching 20% Y/Y in women’s apparel—our largest category and a key driver of new buyer conversion. Apparel category growth is also an important driver of our financial success as it drives purchase frequency and generates attractive average take rates.

Since June 23, 2020, all of our retail locations have been open for shopping and consignment, with capacity limitations dictated by local municipalities and occasional closures for comprehensive disinfections. Our three authentication centers continue to be operational, and our processing capacity is currently not a constraint to growth. Many of our employees continue to work from home, and it has not negatively impacted our productivity or ability to manage the business. We expect some of our employees to be back in the office in June on a hybrid basis, should the city of San Francisco permit our return.

We’ve implemented robust preventative measures to protect our employees and customers, and work with third-party medical experts to validate our approach. While the daily state of our operations remains fluid and subject to any new restrictions that may be required by local or state authorities, given the strength of our health and safety programs, we do not currently expect future reductions in processing capacity.

Supply Recovery: Resuming At-Home Concierge + Accelerating Vendor Growth

For many consignors, an at-home appointment is the most convenient way to sell with us. In line with local safety guidelines, we were able to resume at-home concierge appointments in select markets in early March and nationwide by early April with comprehensive safety protocols.

The early performance of at-home concierge appointments is encouraging and points to signs of pent-up consignor supply. While it’s difficult to estimate with precision the mix of supply by channel, we expect at-home concierge to return to playing an important role in our supply acquisition strategy post-COVID.

Momentum in The RealReal B2B vendor program also continued in Q1, with accelerating growth for the fourth consecutive quarter. The vast majority of our Q1 vendor activity was conducted with consignment terms. Q1 direct revenue reflects a modest contribution from a large vendor transaction we executed in Q4, and we anticipate product from this transaction to continue to contribute to direct revenue growth throughout 2021.

With the beginning of the resumption of at-home visits alongside direct shipments, virtual appointments, retail drop-offs and vendor, our supply acquisition engine is increasingly diverse and agile. Our supply acquisition evolution—virtual, vendor and stores—has the potential to both unlock incremental supply and de-risk our business, positioning us favorably for long-term growth. Given our consistently high sell-through in Q1, we believe our GMV growth reflects supply trends over time and we will no longer provide the detailed supply disclosures that we previously provided in accordance with SEC guidance regarding the COVID-19 pandemic. This was the case in Q1, where the trajectory of our GMV recovery correlated to our supply recovery.

Retail Expansion: 10 Neighborhood Stores By The End of Q2

Our retail stores are redefining and elevating the luxury resale shopping and selling experience. Our stores drive supply efficiently, have high average order value (AOV) and low return rates, drive brand awareness and create a halo effect in the local market. We operate flagship retail stores in Chicago, L.A., NYC and San Francisco and announced a strategy on our last earnings call to extend our physical presence via smaller footprint neighborhood stores close to where our existing and potential high-value consignors and customers live.

In Q1, we opened neighborhood stores in Brooklyn, N.Y.; Newport Beach, Calif.; and Greenwich, Conn. We plan to have a total footprint of 10 neighborhood stores by the end of Q2, and kicked off Q2 expanding neighborhood stores to Texas, with locations in Austin and Dallas. Our stores offer a highly curated selection of products based on local trends, while also providing a convenient way for customers to consign, return products and meet with our experts. We believe small footprint neighborhood stores are a highly effective and efficient avenue to drive supply and sell high-value items. We are confident that more consumers will return to our differentiated retail experience over the coming quarters as the COVID re-opening gains momentum and our retail footprint grows.

Q1 retail highlights included:

●	Buyers who purchased in-store in Q1 spent 4.4 times more compared to online-only buyers; and
●	Buyers who purchased in-store in Q1 generated AOVs approximately 2.6 times higher than online-only buyers.

We encourage you to visit one of our neighborhood stores to experience them in-person (please visit www.therealreal.com/stores to find the store nearest you).

Supporting Growth: Arizona Authentication Center Opening This Summer

In Q4, we signed a lease for an authentication center in Phoenix, which has a significantly larger capacity and the potential for operational efficiencies over time that will better support our future growth and have a positive impact on our consignor and buyer experience. It will also reduce our average fixed cost per order as we scale, due to the significantly lower occupancy costs on a per-square-foot basis vis-a-vis our existing facilities.

The Arizona facility is on track to begin operating in early summer. This facility will create more than 1,500 local, full-time jobs over the next five years, offering competitive pay, rewards and benefits. We have an existing local presence through our partnership with the University of Arizona developing a degree program for gemology, which will create a pipeline of gemology talent to support our growth. Given the ability to build upwards in our Perth Amboy and Arizona authentication centers, we believe we now have sufficient capacity to support our growth for the next 5 years.

As a Bay Area-based company, our Brisbane authentication center played an important role in our early phase of growth. But with growth comes change and we need to significantly increase capacity to support our future growth. With our expansion into Arizona, we made the difficult decision to cease operations in Brisbane in early July. All of our Brisbane employees in good standing were offered comparable roles in our Phoenix authentication center with relocation assistance and their current salaries and benefits.

Technology Innovation: Enabling Operational and Supply Efficiencies

We continue to invest in technology to help us scale and grow more efficiently, with a focus on projects that either drive operational or supply acquisition efficiencies. We continue to optimize our automation of pricing, copywriting and photo retouching, and see an opportunity to improve our effectiveness and breadth of automation in these areas. We are prioritizing projects that support efficient supply acquisition, including removing friction from the at-home and retail consignment processes, optimizing the consignor onboarding process and building functionality to support multi-SKU ecommerce capabilities.

We are making progress on a number of efforts to leverage technology innovation to enhance our authentication efforts, including refining Item Risk Scoring (IRS), which leverages data science algorithms to identify points of risk and evaluate new items coming onto the marketplace. Our ability to identify risk at the beginning of our authentication process strengthens each quarter as we optimize our algorithms and our unique data asset grows with scale. We are also making progress using machine learning that leverages computer vision to enhance our authentication efforts, with promising initial results from experiments with several brands in the handbag category.

As we continue to collect more data, we are confident that the combination of IRS and computer vision models have the potential to augment our already best-in-class authentication process. While our experts will always play an important role in authentication, we believe leveraging technology and automation will further improve the effectiveness and scalability of our authentication processes and will continue to differentiate our business.

Sustainability Achievements: Upcycling and Carbon Neutrality

We are proud of the broader social impact we have through our mission to extend the life of luxury and create a more sustainable future. We focus on our “3Rs” as the key ways we activate our commitment to sustainability: Resell, Revive and Reimagine.

Resell: All of our members, whether they buy or sell with us, are participants in the circular economy and are playing an important role in reducing the impact of luxury goods on the environment. Resale on The RealReal, from our inception through Q1, has saved approximately 896 million liters of water and 18,732 metric tons of carbon.

Revive: We repair and restore items so they can be reworn, reused or resold. We expanded those efforts at the end of Q1 by launching ReCollection, an upcycling program giving new life to items. We kicked off Earth month by launching ReCollection 01, our first upcycled collection, in partnership with A-COLD-WALL*, Balenciaga, Dries Van Noten, Jacquemus, Simone Rocha, Stella McCartney, Ulla Johnson and Zero + Maria Cornejo. By bringing together a diverse group of luxury brands to collectively promote the importance of creating an afterlife for clothing, we hope to inspire people to think about the afterlife of what they own and embrace more conscious consumption. We look forward to collaborating with more brands that share our commitment to and passion for the circular economy.

Reimagine: We are forging relationships with leading global luxury brands like Gucci, Stella McCartney and Burberry to create new business models for a more sustainable future. Together we’re expanding the circular economy and establishing new industry standards and best practices.

Our sustainability efforts extend to The RealReal and our footprint as well. On Earth Day, we announced that we became carbon neutral in 2020, a year ahead of our goal, through a combination of efforts to reduce and offset our footprint. We’re committed to ongoing progress through a variety of initiatives, including:

●	Developing an Environmental Management System to track sustainability objectives, goals and targets;
●	Shipping the majority of products via ground to reduce GHG emissions;
●	Reducing waste and setting targets of zero-waste certification at our authentication centers;
●	Evaluating large-scale renewable energy power purchase agreements (PPAs) to power the majority of our operational footprint;
●	Reducing paper consumption in the office and paper usage for marketing materials;
●	Increasing usage of Post-Consumer Recycled Content (PCR) and/or 100% Forest Stewardship Council (FSC) Certified materials; and
●	Supporting regenerative environmental initiatives, such as One Tree Planted’s the Million Tree Challenge.

We aim to innovate to reduce our footprint and continue advocating for consumers, businesses and legislators to join us in the fight to drive global change.

Executive Leadership

We announced today that CFO Matt Gustke has decided to leave the company. Over the past year, Matt and Julie have talked about his desire to leave the company to pursue other interests and reached a mutual decision that this was the right time to make a change as The RealReal transitions to a new phase of growth. Matt will continue to serve as CFO until his departure, anticipated at the end of the year, or until a successor is found and will assist in the transition to his successor. The RealReal has retained the services of an executive recruitment firm and a search for a new CFO is underway.

Q1 Financial Results

In Q1, we generated GMV of $327.3 million, an increase of 27% Y/Y and an acceleration versus the 1% Y/Y decline in Q4 despite ongoing restrictions in our retail and at-home supply acquisition efforts. Our Adjusted EBITDA loss was ($35.6) million. Q1 Adjusted EBITDA loss included approximately $1.0 million of COVID-related expenses inclusive of higher payroll expenses, PPE, deep cleanings, medical personnel at our facilities, transportation services, etc.

We ended Q1 with 687K active buyers on a 12-month trailing basis, up 14% Y/Y. We added approximately 38K net new active buyers Q/Q on a 12-month trailing basis. Q1 new buyer growth accelerated to 34% Y/Y from 21% Y/Y in Q4. GMV from repeat buyers was 83.6% of total GMV in Q1 compared to 84.4% in the same period a year ago.

Q1 orders were approximately 690K, up 20% Y/Y and an improvement from the 5% Y/Y growth in Q4. Q1 AOV was $474, up 6% Y/Y. The primary driver of the higher AOV was a 10% Y/Y increase in average selling price (ASP). ASP benefitted from strength in the fine jewelry category and strong demand in high-value handbags. Units per transaction (UPT) decreased 4% Y/Y.

Returns and cancellations were 25.4% of GMV and improved 290 basis points Y/Y. The improvement in return rate was once again driven largely by a higher mix of non-returnable items, including handbags and certain promoted items.

Our Q1 consignment take rate was 34.3%, a decrease of 190 basis points Y/Y, driven primarily by strong performance on a relative basis from structurally lower-take-rate categories such as handbags and fine jewelry. Take rates can vary from quarter to quarter based on the mix of products sold, as well as which consignors had item sales.

Total revenue in Q1 was $98.8 million, an increase of 27% Y/Y. Q1 consignment and service revenue was $75.1 million, an increase of 15% Y/Y. Buyer incentives in Q1 continued at a higher rate than historical norms due to elevated redemption rates in Q1 for buyer incentives issued in Q4. We expect buyer incentives to moderate for the remainder of the year as percent of GMV. Direct revenue was $23.7 million, an increase of 83% Y/Y, and reflects a higher mix of TRR-owned inventory and higher sales of aged inventory.

Q1 gross profit was $58.3 million, an increase of 19% Y/Y. Gross profit per order of $85 was essentially flat Y/Y as shipping leverage and higher AOV was offset by a lower take rate, higher direct revenue mix and buyer incentives. We continue to see the potential for gross profit per order to approach $100 by the end of 2022, driven by a higher AOV and/or increases in consignment take rate, a decrease in buyer incentives, fixed cost of sales expense leverage and improvements in shipping expense.

Total gross margin was 59.0%, down 370 basis points Y/Y. Q1 consignment gross margin was 73.2%, up 100 basis points Y/Y, driven primarily by shipping leverage that was partially offset by buyer incentives. Direct gross margin was 14.2%, up approximately 270 basis points Q/Q as we began to sell through inventory from our Q4 2020 buy-up front product.

As a reminder, direct gross margin is lower than consignment gross margin because direct revenue is recognized on a gross basis with corresponding cost of sales.

Please note that the following discussion regarding operating expenses is on a non-GAAP basis, excluding equity-based compensation and related taxes.

Marketing expense was $14.8 million in Q1, an increase of 16% Y/Y. Q1 marketing as a percentage of revenue was 15.0% compared to 16.3% in the same period a year ago. Q1 marketing as a percentage of GMV was 4.5% compared to 4.9% in the same period a year ago. Accelerating revenue growth coupled with a Y/Y decline in our buyer acquisition cost drove our marketing leverage in Q1.

Operations and technology expense was $47.2 million in Q1, an increase of 20% Y/Y. Q1 operations and technology as a percent of revenue was 47.8% versus 50.3% in the same period a year ago. Q1 operations and technology as a percent of GMV was 14.4% versus 15.2% in the same period a year ago. Q1 operations and technology expenses included approximately $1 million in occupancy expense related to our Arizona authentication center.

Fixed expenses in operations and technology—which include occupancy costs for our authentication centers and stores, all operating expenses for our technology teams, and salaried headcount costs in our merchandising teams—increased approximately 21% Y/Y in Q1. The Y/Y increase was driven by occupancy and technology headcount expenses. Variable operations and technology expenses—which include variable labor in our merchandising and operations teams, store operating expenses, and other miscellaneous volume-driven expenses—increased approximately 20% Y/Y. The Y/Y increase was driven by variable headcount in our new neighborhood stores and the ramping up of our van network to support our sales team, partially offset by automation and general efficiencies in our inbound and outbound operations.

Selling General and Administrative, or SG&A, expense was $38.1 million, up 14% Y/Y. Q1 SG&A as a percentage of revenue was 38.6% compared to 42.8% in the same period a year ago. SG&A expense includes $1.0 million in COVID related expenses. Q1 SG&A as a percentage of GMV was 11.6% compared to 13.0% in the same period a year ago.

Fixed expenses in SG&A, which include occupancy costs for our corporate and sales offices and all operating expenses for our SG&A functions, increased approximately 12% Y/Y. The Y/Y increase was driven by COVID-related, public company and legal expenses. Variable expenses in SG&A, which include expenses related to our sales team, increased approximately 20% Y/Y.

Our Adjusted EBITDA loss for Q1 was $35.6 million or 36.1% of revenue compared to 39.9% in the same period a year ago.

In March, we opportunistically raised $244.5 million in net proceeds inclusive of capped call costs through a convertible debt offering. Prior to this raise, we were confident that we were sufficiently capitalized to drive to profitability with cash on hand. The additional cash gives us further confidence to invest in our long-term growth strategy, including international expansion, and capitalize on strategic opportunities that may present themselves. At the end of the first quarter, cash, cash equivalents and short-term investments totaled $547.9 million.

At the end of Q1, our inventory balance was $49.5 million, an increase of approximately 17% Q/Q. The increase in our inventory balance was primarily driven by vendor transactions.

Financial Outlook and Path to Profitability

Our baseline internal planning assumption is for continuing growth in supply and continuing strong sell-through, resulting in strong GMV growth in 2021.

Given the lapping effects of COVID, we expect quarterly GMV growth will be strongest in Q2. Specifically, we anticipate Q2 GMV will be in the range of $320 million to $330 million, representing 75% to 80% Y/Y growth.

We continue to see our GMV mix more heavily in higher value categories. Consequently, we expect Q2 AOV and take rate will be roughly flat sequentially. We anticipate Q2 gross profit per order could increase modestly Q/Q, driven primarily by lower buyer incentives as a percent of GMV and an increase in direct gross margins.

With respect to non-GAAP operating expenses in Q2, we expect marketing investment to decrease modestly Q/Q; operations and technology expenses to increase Q/Q driven by our Arizona authentication center, neighborhood store expansion and technology investments; and SG&A to decrease modestly Q/Q. COVID-related expenses for Q1 should be roughly flat Q/Q.

As COVID effects subside and our visibility improves, we intend to be more specific on our longer-term GMV growth expectation as well as when we expect to reach profitability. Over the short term, we are making the appropriate investments to position us for sustainable long-term growth and to achieve the scale that will enable us to fully realize efficiencies in our operations and leverage our fixed expenses as we drive toward profitability. With our marketplace growing again, momentum around supply acquisition and rapid progress on vaccinations, we are optimistic our performance will improve through the remainder of 2021.

Julie Wainwright

Matt Gustke

Exhibit 99.2

Forward Looking Statements

This stockholder letter contains forward-looking statements relating to, among other things, the future performance of The RealReal that are based on the company's current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including the amounts of our operating expense and capital expenditure investments or reductions and our strategies, plans, commitments, objectives and goals, in particular in the context of the impacts of the COVID-19 pandemic and the recent social unrest. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, the impact of the COVID-19 pandemic and the recent social unrest on our operations and our business environment, any failure to generate a supply of consigned goods, pricing pressure on the consignment market resulting from discounting in the market for new goods, failure to efficiently and effectively operate our merchandising and fulfillment operations and other reasons.

More information about factors that could affect the company's operating results is included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's most recent Annual Report on Form 10-K for the year ended Dec. 31, 2020, a copy of which may be obtained by visiting the company's Investor Relations website at https://investor.therealreal.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the company on the date hereof. The company assumes no obligation to update such statements.

Non-GAAP Financial Measures

To supplement our unaudited and condensed financial statements presented in accordance with generally accepted accounting principles ("GAAP"), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA as a percentage of total net revenue ("Adjusted EBITDA Margin"), free cash flow, non-GAAP net loss attributable to common stockholders, non-GAAP net loss per share attributable to common stockholders, basic and diluted, and Contribution Profit. We have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures in this earnings release.

We do not, nor do we suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors should also note that non-GAAP financial measures we use may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies, including other companies in our industry.

Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure as an overall assessment of our performance, to evaluate the effectiveness of our business strategies and for business planning purposes. Adjusted EBITDA may not be comparable to similarly titled metrics of other companies.

We calculate Adjusted EBITDA as net loss before interest income, interest expense, other (income) expense net, provision (benefit) for income taxes, depreciation and amortization, further adjusted to exclude stock-based compensation, employer payroll tax on employee stock transactions, and certain one-time expenses. The employer payroll tax expense related to employee stock transactions are tied to the vesting or exercise of underlying equity awards and the price of our common stock at the time of vesting, which may vary from period to period independent of the operating performance of our business. Adjusted EBITDA has certain limitations as the measure excludes the impact of certain expenses that are included in our statements of operations that are necessary to run our business and should not be considered as an alternative to net loss or any other measure of financial performance calculated and presented in accordance with GAAP.

In particular, the exclusion of certain expenses in calculating Adjusted EBITDA and Adjusted EBITDA Margin facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of stock-based compensation and the related employer payroll tax on employee stock transactions, excludes an item that we do not consider to be indicative of our core operating performance. Investors should, however, understand that stock-based compensation and the related employer payroll tax will be a significant recurring expense in our business and an important part of the compensation provided to our employees. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

The following table reflects the reconciliation of net loss to Adjusted EBITDA for each of the periods indicated (in thousands):

	Three Months Ended March 31,
	2021	2020
Adjusted EBITDA Reconciliation:
Net loss	$(55,993)	$(38,503)
Depreciation and amortization	5,435	4,145
Stock-based compensation	10,919	3,410
Payroll tax expense on employee stock transactions(1)	506	—
Legal settlement	288	1,110
Interest income	(87)	(1,286)
Interest expense	3,296	20
Other (income) expense, net	(17)	(8)
Provision for income taxes	28	—
Adjusted EBITDA	$(35,625)	$(31,112)

(1) We exclude employer payroll tax expense related to employee stock plans to show the full effect that excluding that stock-based compensation expense had on our operating results. These expenses are tied to the exercise or vesting of underlying equity awards and the price of our common stock at the time of vesting or exercise, which may vary from period to period and do not correlate to the operation of the business. When evaluating the performance of our business and making operating plans, we do not consider these items. Similar charges were also not adjusted in prior periods as they were not material.

The following reflects the reconciliation of the discussion of operating expenses on a Non-GAAP basis to operating expenses on a GAAP basis (in thousands):

2

	Three Months Ended March 31,
	2021	2020
Operating expenses:
Marketing	$15,561	$12,922
Operations and technology	51,934	40,737
Selling, general and administrative	43,616	35,104
Total operating expenses (1)	$111,111	$88,763

(1) Includes stock-based compensation as follows:
Marketing	$736	$188
Operating and technology	4,696	1,478
Selling, general and administrative	5,487	1,744
Total	$10,919	$3,410

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